EXHIBIT 99.2

JPMorgan [GRAPHIC OMITTED]

News Release

         J.P. Morgan Announces Quarterly Dividend for Preferred Shares

NEW YORK, December 13, 2000-The Board of Directors of J.P. Morgan & Co. Incorporated today declared a regular quarterly dividend on the Adjustable Rate Cumulative Preferred Stock, Series A (NYSE: JPM Pr A) at the rate of 5.00% per annum and in the amount of $1.25 per share for the quarter ending December 1, 2000, payable on December 29, 2000, to stockholders of record at the close of business on December 26, 2000.

A dividend was also declared on the Cumulative Preferred Stock, Series H (NYSE:
JPM Pr H) at the rate of 6.625% per annum and in the amount of $8.28125 (or the equivalent of $0.828125 per depositary share) for the quarter ending December 31, 2000, payable on December 29, 2000, to stockholders of record at the close of business on December 26, 2000.

Contact:

     J.P. Morgan & Co. Incorporated Press contact:
     Joe Evangelisti   212-648-9589